Exhibit 16.1

April 18, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read SES AI Corporation (formerly known as Ivanhoe Capital Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated April 18, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on April 15, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York